Exhibit 99.1

IsoRay Names Jonathan Hunt New Chief Financial Officer

RICHLAND, WASHINGTON – December 3, 2018 – IsoRay, Inc. (NYSE American: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, announced that Jonathan Hunt has been named Chief Financial Officer effective today, December 3, 2018.

Hunt has more than 25 years of finance and accounting experience excelling as a versatile leader with a successful track record in turnarounds, startups, mergers, divestitures, growth strategies, performance and operations management and analysis at a number of organizations, including Fortune 500 companies.

“We are excited to have Jonathan back at IsoRay. Jonathan knows our business and brings an outstanding combination of skills that makes him an important addition to the executive management team. I am confident that with his deep financial and operational expertise he will make valuable contributions as we pursue our plans to move the company forward,” said IsoRay Interim CEO Lori Woods.

Before joining IsoRay, Hunt was Chief Financial Officer at Vivid Learning Systems, where he had a central role in the company’s turnaround, that included growing revenues and implementing financial policy and process changes that ultimately resulted in the successful sale of the company. In addition to his prior experience at IsoRay, where he was Chief Financial Officer from 2006 to 2009, Hunt worked with Hypercom Corporation, a global provider of electronic payment solutions and manufacturer of credit card terminals, where he served as Assistant Corporate Controller from 2005 to 2006.  His financial background also includes positions as a Manager and Director of Financial Reporting and Director of Operational Planning and Analysis for ConocoPhillips and Circle K Corporation and its affiliates from 2000 to 2005 and his work for PricewaterhouseCoopers LLP from 1992 to 1999, where his last position held was Business Assurance Manager.

Contact

Media and Public Relations: Sharon Schultz (302) 539-3747

Investor Relations: Mark Levin (501) 255-1910

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.